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                                                                Exhibit 8.1

                      [McDermott, Will & Emery letterhead]

                                          October 15, 1999

KTI, Inc.
7000 Boulevard East
Guttenberg, New Jersey 07093

Attn:  Robert Wetzel, Esq.
       General Counsel

    Re: REORGANIZATION

Ladies and Gentlemen:

    You have asked for our opinion concerning whether the merger of Rutland Acquisition Sub, Inc. ("Sub") with and into KTI, Inc., a New Jersey corporation ("KTI") (the "Merger"), will qualify as a reorganization under section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). We have reviewed the Agreement and Plan of Merger among Casella Waste Systems, Inc., a Delaware corporation ("Casella"), Sub and KTI dated January 12, 1999, as amended May 12, 1999, September 8, 1999, and September 23, 1999 (the "Agreement"), and such other materials as we have deemed to be appropriate.

    We have assumed that (i) the Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Agreement and
(ii) the representations made to us by Casella and KTI in connection with the Merger (in the form of officers' certificates dated September 22, 1999, and September 30, 1999, respectively) are accurate.

    Based upon the foregoing, we are of the opinion that the Merger will constitute a reorganization within the meaning of section 368(a) of the Code.

    We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-4 filed by Casella under the Securities Act of 1933, as amended.

                                       Very truly yours,



                                      /s/ McDermott, Will & Emery